PodTV

PodTV creates genre based streaming TV channels and networks by sourcing and producing programming from established podcasters, and independent video creators.


CREATION, CURATION, DISTRIBUTION
BUILT FOR FANS BY FANS
PODTV

Invest

$99 minimum investment

DEADLINE: November 14, 2022

in 2 months

UNIT PRICE

$1

TOTAL RAISED

$0

VALUATION

$10,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

PodTV curates independent video entertainment and video based podcasting for audiences that are passionate about specific and unique targeted subject matter and genres. We deliver this holistic experience through our proprietary streaming TV apps and live linear channels which are distributed through major smart tv manufacturers such as Samsung, LG, and Vizio as well as in distribution agreement with streaming device/platform companies including Roku, Apple TV, Amazon Fire, Android TV, Google TV and Plex. We are a "FAST" Free Ad Supported network and generate revenue by selling advertising and sponsorships for our programming.

MILESTONES

- Launched Crime and Conspiracy Channel - Dec 2021
- Secured exclusive rights to Sammy the Bull "Our Thing" series
- Produced and launched two original series "Spies Like Us" and "Dog in the Yard"
- Generated first revenue at launch of Crime and Conspiracy
- Launched Pro Wrestling TV - April 2022
- Signed exclusive distribution deals with major wrestling promotions compnaies Lucha Libre, Warrior Wrestling, Control Your Narrative, and Womens Wrestling Army - April 2022
- Held first Pay-per-view - May 2022
- Signed Truly Criminal Series (35 million Youtube views) for exclusive over-the-top “OTT” and podcast distribution - June 2022
- Compiled a content library of over 1000 hours of programming
- Release more than 100 hours of new programming each month - June 2022
- Channel exceeding 100% quarter over quarter growth Q1 to Q2 2022
- Secured TNT wrestling promotion in UK - July 2022
- Over 90% of our content is exclusive to PodTV for OTT Connected TV

PROBLEM

The world of streaming video and connected TV has changed the face of television and film industries forever and opened the gateway for content to be discovered and viewed by audiences anytime, anywhere and on everything from smart phones to smart TV’s.

Unfortunately, most independent content creators are unable to ride the wave of this rapidly expanding universe. Getting in front of the masses has been limited to those fortunate few that have their film, show, or podcast picked up by one of the industry giants. And that means denying millions of potential fans from discovering and enjoying some of the best content the industry has to offer. This is especially true for podcasters and YouTubers.

Viewers on the other hand are suffering from having to search and pay for too many apps and digital platforms to find what they enjoy. They want their content curated and personalized so they can spend more time watching and less time searching.

SOLUTION

PodTV provides highly curated video programming sourced from proven creators as well as internally developed programming with a focus on specific targeted genres and categories that possess rabid fan bases allowing consumers to experience their favorite podcast shows, films and live events all in one place.

We deliver this holistic entertainment experience via our proprietary TV app and live channel platform which is distributed across over 200 million smart tvs and mobile devices.


CRIME AND CONSPIRACY
Home
Devices
Truly Criminal
The Murder Of Lesley Molseed: Britain's Worst Miscarriage Of Justice?
24:08 / 2022 / TV-MA
In today's video we are looking at the murder of Lesley Molseed - a notorious case that lead to one of the worst miscarriages of justice in British criminal history.
Tweet
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Murder In Memphis: The Case Of Lorenzen Wright
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The Tragic Murder Of Phil Hartman
The Murder Of Lesley Molseed: Britain's Worst Miscarriage Of Justice?
The Devastating Case Of Gemma McCluskie
Crocodile Tears: The Murder Of Helen Bailey
The Harrowing Case Of Colleen Ritzer
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True Crime Sammy the bull promos
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Fallback OurThing Ep3Pt2 60
Fallback OurThing Ep3Pt1 60


PRO WRESTLING TV
Home
Devices
Log out
Account
Warrior Wrestling 21
3:10:28 / 2022 / TV-14
Warrior Wrestling #21 April 23rd Bendix Arena South Bend, Indiana
01:05:01 / 03:10:28
Tweet
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CYN: The Awakening - Dallas, Texas

BUSINESS MODEL

We are a direct to consumer company. We generate revenue in three ways:

- Ads, program/network sponsorships
- Pay-per-view (PPV)
- Live streaming events


VARIETY OF AD & SPONSOR PRODUCTS
DAI Video Ads
Host Read Placement
"In App" Sponsorship
Cross Talent Promotions
"Live Event" Sponsorship
"In Show" Sponsorship
Banner Ads

MARKET

The connected tv industry is experiencing significant growth.

- Juniper Research predicts 2 billion OTT active subscribers by 2025.
- Comscore has seen a 29% increase in ad supported viewership from 2021 to 2022.
- Adweek is reporting a 39% increase in ad revenues reaching $21.2 billion.

PRESS

- **Los Angeles Wire**
  PodTV, a Vodcast and OTT Platform, Opening Doors for Content Creators and enhancing Audience Experience
- **Bleeding Cool**
  EC3's CYN Announces TV Deal with New Streaming Service PWTV

TEAM



Jeff White

CEO

Jeff White is the co-founder and CEO of PodTV and has spent over 25 years building successful businesses spanning a broad range of industries and establishing himself as a successful entrepreneur and investor. Mr. White has lead the production of uncovering true life stories that are brought to life via documentaries, scripted and unscripted reality docu series as well as podcasts including Berners Round Table, Dog in the Yard and the critically acclaimed video podcast, Our Thing, the life story of Sammy the Bull Gravano which has over 80 million views. Mr White has extensive experience as an executive at fortune 500 companies Hewlett Packard and Agilent as well as serving as a CEO of multiple emerging growth companies including Sivox, RCD, Media Analytics, Special Access Production and most notably as CEO and co-founder of Fingerworks, the touch technology company, that was acquired by Apple that became the foundation of the iPhone. Mr Whites past also includes his role as managing partner of Trestle Ventures while he currently advises and maintains board seats of multiple companies as well as serving on the Engineering Advisory board of Worcester Polytechnic Institute.



Brandon Blackburn

Chief Creative Officer

Brandon Blackburn is PodTV's Chief Creative Officer and President of the companies Pro Wrestling TV networks. Prior to PodTV Brandon was an American television and podcast producer whose credits include Live PD and Live Rescue on the A&E Network. Prior to his career as a producer, Brandon was a CIA officer having spent multiple tours in the Middle East and Southeast Asia. With this background and after departing his CIA career, Brandon became a frequent guest and contributor on various nationally syndicated radio shows and for national news outlets on matters relating to national security. It is this experience that led to his first producing opportunity working for Live PD.



Andy Verderame

Head of Programming

Andy Verderame is an award-winning Creative Director with more than 25 years of success in the fast-moving, high-stakes media industry. He conceived new channels at HBO, created the Talking Sopranos podcast and directed multiple brand launches for Time Warner Media. Andy consistently creates new and innovative content that engages audiences, builds brands, and accelerates revenue gains. While at TruTV, as SVP Creative Services he was a key player in defining the brand, developed strategies that catapulted the network to top 10 status, and drove massive gains in both viewership and revenue and was responsible for developing and communicating truTV's brand strategy to consumers, advertisers, and the trade.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$250,000	23.4%
Marketing & Promotions	$450,000	42.1%
Content Acquisition and Development	$267,570	25.0%
General & Administration	$50,000	4.7%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class A Common Units, under registration exemption 4(a)(6), in PodTV LLC. This offering must raise at least $10,000 by November 14, 2022 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. PodTV may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

	11,070,000 units
×	$1 per unit
	$11,070,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Sep 14, 2022 • Primary offering of 1,070,000 units at $1

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